Peter D. Aquino
President & CEO
Internap Corporation

PERSONAL AND CONFIDENTIAL
Re: Offer of Employment
January 3, 2017
Mr. Needles;
Corey,

I am pleased to extend this offer to you to join Internap Corporation (INAP) as our GM & SVP of the Colo Business Unit (Colocation, Network, and Managed Services BU) beginning on a January 23, 2017. This position will report to me.

We are excited that you have chosen to become part of our highly motivated team and believe you will become a key player in INAP’s success.

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You will receive a starting base salary of $9,615.38 ($250,000 on an annualized basis) per pay-period less payroll deductions and all required withholdings. You will also be subject to review through our performance evaluation process.

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You will be eligible to participate in the INAP 2017 Short Term Incentive Plan (“Incentive Plan”). Any payments that may be made to you will be based on INAP’s achievement of goals approved by the Board of Directors. Your target bonus opportunity under the Incentive Plan will be 50% of your 2017 actual earned base salary, subject to the terms of the Incentive Plan.

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You will be eligible for an annual Stock Award at the discretion of the Compensation Committee. The Restricted Stock will be subject to a three-year vest; 50% of the grant will be subject to time, and 50% will be subject to performance as part of the Compensation Committee’s approve metrics.

All vesting is subject to you being an employee in good standing on each date of vesting. All shares are governed by the language in our incentive stock plan (a copy of which will be mailed to you separately) as well as the actual grant documents which define the specific terms of your grant. You will be subject to INAP’s Insider Trading Policy, and be a Named Executive Officer.

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You will initially be based in our Atlanta, GA office, and will be required to travel from time-to-time as part of your duties. INAP will reimburse you for all reasonable travel, lodging and meals, according to the terms of INAP’s travel and expense policy.

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Should your employment with INAP be terminated due to reasons other than cause and provided that you satisfy the conditions of the Release Agreement, you will be eligible for twelve months of Severance Pay after you work for the Company at least 6 months.

•	You will be eligible to participate in the benefits we offer generally to our employees. A benefit summary is included in your new hire packet.

Although we hope that your relationship with INAP will be a long and productive one, we are not requiring a commitment from you for a particular length of time. Your employment with INAP will be “at will” meaning that you may choose to resign at any time for any reason, and INAP may choose to end your employment at any time for any reason. This offer should not be construed as creating a contract of employment for a specific period of time and the at will nature of your employment can only be changed by a written agreement signed by you and INAP’s Chief Executive Officer.

INAP is required to verify the identity and employment authorization of all new hires. To comply with this legal obligation, we must complete an Employment Eligibility Verification Form 1-9 within three days of your start date. Information about what you will need to bring to work with you to complete this form will be provided to you once you sign and return this offer letter. This offer is also contingent upon successful completion of a background check.

You must also sign the attached Employment Covenants Agreement and certify you have read and agree to be bound by the INAP Code of Conduct included in your new hire packet.

We look forward to working with you as part of the INAP team. Please sign and date this letter, and return it to the Human Resources Department before your start date.

Sincerely,

/s/ Peter D. Aquino
Peter D. Aquino

I accept the offer of employment contained in this letter and hereby agree that I have read and understand the statements contained in this letter including all attachments.

/s/ Corey Needles                        Date: 1/4/2017
Corey Needles